Exhibit 4.2
Name of Company: NETQIN MOBILE INC. Number: Share(s): — [no. of shares] — Issued to: [name of shareholder] Dated Transferred from: NETQIN MOBILE INC. Number Class A Common Share(s) — [no. of shares] — Incorporated under the laws of the Cayman Islands Share capital is US$[ ] divided into (a) [ ] Class A Common Shares of a par value of US$0.0001 each and (b) [ ] Class B Common Shares of a par value of US$0.0001 each THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Class A Common Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 2011 by: DIRECTOR

TRANSFER I (the Transferor) for the value received DO HEREBY transfer to (the Transferee) the Class A Common Shares standing in my name in the undertaking called NETQIN MOBILE INC. To hold the same unto the Transferee Dated Signed by the Transferor in the presence of: Witness Transferor